UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2011

BCB BANCORP, INC.
(Exact name of Registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation)	0-50275 (Commission File Number)	26-0065262 (I.R.S. Employer Identification No.)

104-110 Avenue C, Bayonne, NJ 07002
 (Address of principal executive offices)

(201) 823-0700
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           As a result of the completion of the merger of Allegiance Community Bank (“ACB”) with and into BCB Community Bank (the “Bank”), the banking subsidiary of BCB Bancorp, Inc. (“BCB Bancorp”) and pursuant to the Agreement (as defined below), Spencer B. Robbins and Gary S. Stetz, former directors of ACB, have been appointed to the boards of directors of BCB Bancorp and the Bank as of October 14, 2011.  No determination has been made as to any board committees to which Messrs. Robbins and Stetz may be appointed.  There have been no transactions between BCB Bancorp (or the Bank) and Messrs. Robbins and Stetz of a nature reportable pursuant to Item 404 of SEC Regulation S-K.

Item 8.01  Other Events.

On October 14, 2011, the Bank completed its merger with ACB, as contemplated by the Agreement and Plan of Merger by and between BCB Bancorp, the Bank and ACB dated April 4, 2011 (the “Agreement”).  Under the terms of the Agreement, each share of ACB common stock will be converted into the right to receive 0.35 of a share of BCB Bancorp common stock.  The transaction is valued at approximately $6.2 million based on BCB Bancorp’s closing share price of $9.57 per share on October 13, 2011.

    The preceding paragraph is qualified in its entirety by reference to the Agreement, incorporated by reference in Exhibit 2.1 to this Form 8-K and a press release dated October 17, 2011, attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:
Exhibit Number	Description

Exhibit 2.1
Agreement and Plan of Merger by and between BCB Bancorp, the Bank and ACB dated April 4, 2011 (incorporated by reference to Exhibit 2.1 to BCB Bancorp’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 5, 2011 (Commission File No. 000-50275))

Exhibit 99.1	Press Released dated October 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCB BANCORP, INC.

Date: October 17, 2011	By: /s/ Donald Mindiak
Donald Mindiak
President and Chief Executive Officer
(Duly Authorized Representative)